Exhibit 1: Annual Meeting of Shareholders
                                     (77 C)

On March 15, 2002, the Fund held its annual meeting of shareholders. The proposal and voting results were as follows.

PROPOSAL - ELECTION OF DIRECTORS

                                                                          SHARES WITH
                          SHARES VOTED                PERCENTAGE OF        AUTHORITY               PERCENTAGE OF
NAME                          FOR                     SHARES VOTED         WITHHELD                SHARES VOTED
----                     ---------------              -------------      ------------              -------------

Scott F. Kavanaugh       23,376,705.6330                 97.80%          526,665.3350                  2.20%
Timothy K. Hui                     1,909                 63.63%                     0                     0%